EXHIBIT 21.1
Subsidiaries of Spirit AeroSystems Holdings, Inc. — Delaware
          Spirit AeroSystems, Inc. — Delaware
          Spirit AeroSystems Finance, Inc. — Delaware
Subsidiary of Spirit AeroSystems, Inc.
          Spirit AeroSystems International Holdings, Inc. — Delaware
Subsidiary of Spirit AeroSystems International Holdings, Inc.
          Spirit AeroSystems (Europe) Limited — United Kingdom
          Spirit AeroSystems, GmbH — Germany